UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 2, 2013

TeleCommunication Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-30821	52-1526369
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

275 West Street, Annapolis, Maryland		21401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410/263-7616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 2, 2013, TeleCommunication Systems, Inc. (the "Company") entered into separate, privately-negotiated exchange agreements with existing noteholders under which it will retire, upon closing of the exchange transactions, $50.0 million in aggregate principal of its outstanding 4.5% Convertible Senior Notes due 2014 issued in 2009 (the "Original Notes") in exchange for its issuance of $50.0 million in aggregate principal of new 7.75% Convertible Senior Notes due 2018 (the "New Notes"). The closing of the exchange transactions is expected to occur on May 7, 2013. Following these transactions, $43.5 million in aggregate principal amount of the Original Notes will remain outstanding.

The New Notes will be issued pursuant to an indenture, dated as of May 7, 2013 (the "Indenture"), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee").

The Company offered the New Notes to certain holders of the Original Notes in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Shares of the Company’s Class A common stock, into which the New Notes are convertible, have been reserved for issuance by the Company and will be listed on the Nasdaq Global Select Market.

The New Notes bear interest at a rate of 7.75% per year, payable semiannually in arrears in cash on June 30 and December 30 of each year, beginning on December 30, 2013.

Holders may convert the New Notes at their option on any day prior to the close of business on the second "scheduled trading day" (as defined in the Indenture) immediately preceding June 30, 2018. The conversion rate will initially be 96.637 shares of Class A common stock per $1,000 principal amount of New Notes, equivalent to an initial conversion price of approximately $10.348 per share of Class A common stock.

The Company may redeem some or all of the New Notes at any time on or after June 30, 2014 at the redemption prices set forth in the Indenture plus accrued and unpaid interest to the redemption date. In addition, subject to certain exceptions, holders may require the Company to repurchase, for cash, all or part of their New Notes upon a "fundamental change" (as defined in the Indenture) at a price equal to the purchase prices set forth in the Indenture, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the New Notes then outstanding may declare the entire principal amount of all the New Notes plus accrued interest, if any, to be immediately due and payable.

The foregoing description of the New Notes, the Indenture, and the exchange of the Original Notes for the New Notes, does not purport to be complete and is qualified in its entirety by reference to the Indenture (which includes the form of the New Note) and the Form of Exchange Agreement, copies of which are included as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference. The Company issued a press release announcing the exchange transactions, a copy of which is filed herewith as Exhibit 99.1.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 2.02 Results of Operations and Financial Condition.

On May 2, 2013, the Company issued a press release announcing certain financial information concerning the first quarter ending March 31, 2013. A copy of this press release is being furnished herewith as Exhibit 99.2.

Pursuant to General Instruction B.2. to Form 8-K, the information furnished in this Item 2.02 shall not be deemed "filed" for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of the section and shall not be deemed to be incorporated by reference in any other filing under the Securities Act or the Exchange Act unless the registrant specifically incorporates this item in a filing under either of such acts.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1 Indenture to be entered into between TeleCommunication Systems, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.2 Form of 7.75% Convertible Senior Notes due 2018 (included in Exhibit 4.1).

10.1 Form of Exchange Agreement.

99.1 Press release of TeleCommunication Systems, Inc. dated May 2, 2013.

99.2 Press release of TeleCommunication Systems, Inc. dated May 2, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeleCommunication Systems, Inc.

May 2, 2013	By:	/s/Thomas M. Brandt, Jr.

Name: Thomas M. Brandt, Jr.
Title: Sr. Vice President & CFO

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Exhibit Index

Exhibit No.	Description

4.1	Indenture to be entered into between TeleCommunication Systems, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee
4.2	Form of 7.75% Convertible Senior Notes due 2018 (included in Exhibit 4.1)
10.1	Form of Exchange Agreement
99.1	Press release of TeleCommunication Systems, Inc., dated May 2, 2013
99.2	Press release of TeleCommunication Systems, Inc., dated May 2, 2013